Exhibit 21.1
Subsidiaries of MarketWise, Inc.

Entity Name	Jurisdiction of Formation
MarketWise, LLC	Delaware
Alta Finance Group, LLC	Delaware
Alta Trading Group, LLC	Delaware
MarketWise Solutions, LLC	Maryland
Bonner & Partners, LLC	Maryland
Brownstone Research, LLC	Delaware
Casey Research, LLC	Florida
Chaikin Resources, LLC	Delaware
Chaikin Analytics, LLC	Delaware
Chaikin Investments, LLC	Delaware
Common Sense Publishing, LLC	Florida
Finpub, LLC	Delaware
1729 Research, LLC	Maryland
InvestorPlace Media, LLC	Delaware
Legacy Research Group, LLC	Florida
MarketWise Publishing Group	Delaware
Moat Research, LLC	Delaware
Omnia Research, LLC	Florida
Stansberry & Associates Investment Research, LLC	Maryland
Tradesmith, LLC	Florida
VRSH, LLC d/b/a Altimetry	Delaware
Wide Moat, LLC	Delaware
Winans Media Group, LLC	Maryland